Exhibit 4(d)



                    Koppel Steel Corporation
                    Ninth and Lowell Streets
                    Newport, Kentucky  41072


                FOURTH AMENDMENT TO LOAN AGREEMENT



                              January 18, 1995



General Electric Capital Corporation
1600 Summer Street - 6th Floor
Stamford, CT  06927-4000
Attn:  Jeanette Chen

     Reference is made to (i) that certain Loan Agreement dated as of October 4, 1990 (as amended, the "Loan Agreement") between the undersigned Koppel Steel Corporation (the "Borrower") and General Electric Capital Corporation, as Agent (in such capacity, the "Agent") for itself and other lenders ("Lenders"). Capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Loan Agreement. The Borrower has requested that the Lenders and the Agent agree to this Fourth Amendment to Loan Agreement; and the Lenders and the Agent have agreed to such Fourth Amendment on the terms and conditions hereinafter set forth.

     In consideration of the foregoing and of the mutual covenant hereinafter set forth, the Borrower, the Agent and the Lenders agree as follows:

     1.  For the period consisting of the Borrower's 1995
Fiscal Year, the definition of Adjusted Consolidated Cash
Flow appearing under Section 1 of the Loan Agreement is hereby amended to include any such contribution to the Borrower during such period by NS Group as an equity contribution to the Borrower. NS Group will provide evidence satisfactory to GE Capital of any equity contributions made hereunder.

     2. Any Default or Event of Default of Borrower arising under Section 6.03(a) or Section 6.03(b) of the Loan Agreement with respect to the first quarter of Borrower's 1995 Fiscal Year is hereby deemed waived. The waiver set forth in the preceding sentence shall be limited to the matters expressly described therein and shall not be deemed to waive or modify any other provisions of the Loan Agreement or the other Loan Documents or to serve as a consent to any other matter prohibited by the terms and conditions thereof.

     3.  Except as specifically modified hereby, the Loan
Agreement shall remain in full force and effect in accordance with the terms thereof.


                              KOPPEL STEEL CORPORATION




                              By:  /s/John R. Parker
                                   Name:   John R. Parker
                                   Title:  Vice President,
                                   Treasurer and CFO



Agreed and Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION




By:  /s/Jeanette L. Chen
     Name:   Jeanette L. Chen
     Title:  Vice President, GPSF